Exhibit 99.4

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of December 12, 2024, is by and between Double or Nothing LLC, a California limited liability company (“Seller”), and RSLGH, LLC a Delaware limited liability company (“Buyer”).

WHEREAS, Seller will hold and possess pre-funded warrants (the “Purchased Warrants”) to purchase One Hundred Eighty-Five Thousand Five Hundred (185,500) shares of common stock of Agrify Corporation, a corporation organized under the laws of Nevada (the “Company”) following the closing of that certain Asset Purchase Agreement, dated as of the date hereof, by and among the Company, Seller, Joel Gott, and Charles Bieler (the “APA”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Purchased Warrants as set forth herein.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. PURCHASE AND SALE OF THE PURCHASED WARRANTS

Upon the terms and subject to the conditions set forth in this Agreement, on the date in which the conditions set forth in Section 4 are met or waived, which the parties intend to be the date on which the transactions contemplated by the APA are closed (the “Closing Date”), Seller shall sell, transfer, assign and convey the Purchased Warrants utilizing all documentation to effectuate the transfer as Buyer shall reasonably request, and, in consideration thereof and as set forth below, Buyer shall pay to Seller an aggregate purchase price equal to Six Million Five Hundred Ninety Two Thousand Six Hundred Seventy Dollars ($6,592,670) (the “Purchase Price”). The Purchased Warrants shall be transferred to Buyer on the Closing Date. Buyer shall pay the Purchase Price to Seller no later than 90 days following the Closing Date, in U.S. Dollars in immediately available funds to the bank account designated by Seller to Buyer in writing.

2. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

(a) Authority and Enforceability. Seller has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and each of the other documents to be executed or delivered in connection with this Agreement (the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitute legally valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

(b) No Violation. The execution and delivery of this Agreement and the Transaction Documents by Seller, and the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not (i) result in a breach or violation of any provision of Seller’s organizational documents, (ii) violate or breach any statute, law, writ, order, rule or regulation (“Laws”) of any government, governmental agency, authority, court or other tribunal (collectively, “Governmental Authority”) applicable to Seller, (iii) breach or result in default of any judgment, injunction, decree or determination of any Governmental Authority applicable to Seller; or (iv) breach, violate, require the consent of any third party under, or give any third party the right to modify, terminate, or accelerate any obligation under any material agreement to which Seller is a party or by which Seller may be bound.

(c) Title to Purchased Warrants. Seller has good, legal and valid title to the Purchased Warrants, is the beneficial owner of the Purchased Warrants, and has the full right to transfer the Purchased Warrants. The Purchased Warrants are owned by Seller free and clear of any lien, pledge, security interest, charge, hypothecation, security agreement, security arrangement or encumbrance or other adverse claim against title of any kind (collectively, “Liens”) and the sale of the Purchased Warrants will not result in the creation of any Lien. Seller has not previously sold, conveyed, transferred, assigned, participated, pledged or otherwise encumbered any of the Purchased Warrants in whole or in part. Upon delivery of the Purchased Warrants to Buyer on the Closing Date, Seller will transfer to Buyer good, legal and valid title to the Purchased Warrants free and clear of any and all Liens.

(d) Consents and Approvals. Neither the execution and delivery by Seller of this Agreement or any other Transaction Document, nor the performance by Seller of its obligations under this Agreement or any other Transaction Document requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any Governmental Authority or any individual, partnership, corporation, limited liability company, association, estate, trust, business trust, fund, investment account or other entity (each, including a Governmental Authority, a “Person”).

(e) Non-reliance. Seller (i) is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating independently the merits, risks and suitability of entering into this Agreement and the transactions contemplated hereby, (ii) has conducted its own analysis and due diligence and independently obtained such information as it deems necessary in order to make an informed investment decision with respect to selling the Purchased Warrants, (iii) is able to bear the risks attendant to the transactions contemplated hereby and (iv) is dealing with Buyer on a professional arm’s-length basis, and neither Buyer nor any of its affiliates is acting as a fiduciary or advisor to Seller with respect to this Agreement or any of the transactions contemplated hereby.

(f) No Proceedings. There is no action, lawsuit, arbitration, claim, demand, proceeding, written inquiry, audit, notice of violation, litigation, citation, summons, subpoena or investigation of any nature proceeding, pending or threatened, against Seller that, individually or in the aggregate, could reasonably be expected to adversely affect (i) the Purchased Warrants, (ii) any action taken or to be taken by Seller under this Agreement.

(g) No Broker. There is no investment banker, broker, finder, or other intermediary retained by or authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer, the Company or any of their affiliates upon consummation of the transactions contemplated hereby.

3. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

(a) Organization. Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) Authority and Enforceability. Buyer has all necessary power and authority to execute, deliver, and perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitute legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

(c) No Broker. There is no investment banker, broker, finder, or other intermediary retained by or authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its affiliates upon consummation of the transactions contemplated hereby.

(d) Securities Act.

(i) Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and is acquiring the Purchased Warrants from Seller for Buyer’s own account and for purposes of investment and not with a view toward, or for sale in connection with, any distribution thereof, except in compliance with applicable laws, including U.S. federal and state securities law.

(ii) Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Warrants and is capable of bearing the economic risks of such investment, and Buyer has previously invested in securities similar to the Purchased Warrants.

(e) Restricted Securities; Restrictions on Transfer. Buyer understands that the common shares underlying the Purchased Warrants are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Buyer must hold such shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

4. CONDITIONS OF CLOSING

(a) Conditions to Seller’s Obligation to Transfer. The obligation of Seller hereunder to transfer the Purchased Warrants to Buyer on the Closing Date is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Seller in whole or in part):

(i) The representations and warranties of Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer at or prior to the Closing Date.

(b) Conditions to Buyer’s Obligation to Pay Purchase Price. The obligation of Buyer hereunder to acquire the Purchased Warrants and to pay the Purchase Price (as described in Section 1) is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Buyer in whole or in part):

(i) The representations and warranties of Seller shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and Seller shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller at or prior to the Closing Date.

(ii) The Company (or its trustee, transfer agent, registrar or counsel, as the case may be) shall have confirmed in writing that it has received all documents, in acceptable form, that are necessary to effect the transfer of the Purchased Warrants from Seller to Buyer, and that it has effected such transfer.

(iii) The transactions contemplated by the APA shall have closed.

5. MISCELLANEOUS

(a) Further Assurances. Each party agrees to (i) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents and instruments and (ii) take or cause to be taken all such other and further actions as the other party may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Agreement and the Transaction Documents.

(b) Survival. All representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive the consummation of the transactions contemplated hereunder indefinitely.

(c) Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without regard to any conflicts of law provision that would require the application of the laws of any other jurisdiction). The provisions of Sections 13.10(b) and 13.10(c) of the APA are hereby incorporated into this Agreement by reference mutatis mutandis EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(d) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(e) Expenses. Except as otherwise stated herein, each party will be responsible for its own costs and expenses in connection with the transactions contemplated by this Agreement.

(f) Successors and Assigns. This Agreement and the Transaction Documents shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties. In no event will either party assign or transfer any of its rights or obligations hereunder without the express prior written consent of the other party. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement and their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(g) Entire Agreement; Amendment and Waiver. This Agreement and the Transaction Documents constitute the entire understanding of the parties hereto and supersede all prior understandings among such parties. If there is any inconsistency or conflict between this Agreement and the Transaction Documents, the provisions of this Agreement shall govern and control. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of Seller and Buyer.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Transmission by facsimile or other form of electronic transmission of an executed counterpart of this Agreement will be deemed to constitute due and sufficient delivery of such counterpart.

(i) Severability of Provisions. The invalidity or unenforceability of any particular provision of this Agreement, or any agreement or certificate entered into in connection with the transactions contemplated hereby, shall not affect the other provisions hereof or thereof, which shall continue in full force and effect.

(j) Notices. All notices, requests, demands and other communications to any party or given under this Agreement will be in writing and delivered personally, by overnight delivery or courier, by registered mail or by telecopier (with confirmation received) to the parties at the address or telecopy number specified for such parties below (or at such other address or telecopy number as may be specified by a party in writing given at least five business days prior thereto). All notices, requests, demands and other communications will be deemed delivered when actually received.

Seller:

Double or Nothing, LLC

1344 Adams Street

St. Helena, CA 94574

Attn: Joel Gott

with a copy (which shall not constitute notice) to:

Carle Mackie Power & Ross LLP

100 B Street, Suite 400

Santa Rosa, CA 95401

Attn: Trevor Codington and Dan Reidy

Buyer:

RSLGH, LLC

325 W. Huron Street, Suite 700

Chicago, IL 60654

Attn: General Counsel

Email: bkravitz@gtigrows.com

with a copy (which shall not constitute notice) to:

Dentons US LLP

233 S. Wacker Dr., #5900

Chicago, Illinois 60606

Attention: Ross Docksey and Jacob Styburski

(signatures on following page)

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

SELLER:

DOUBLE OR NOTHING LLC

By:	/s/ Joel Gott
Name:	Joel Gott
Title:	Manager

BUYER:

RSLGH, LLC

By:	/s/ Benjamin Kovler
Name:	Benjamin Kovler
Title:	Authorized Signatory